                                            Rule 424(b)5
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-56333
(TO PROSPECTUS DATED JUNE 17, 1998)

                                                                        RATINGS:
                                                        STANDARD & POOR'S: "AAA"
                                                                  MOODY'S: "AAA"
                                                                FITCH IBCA "AAA"
                                                          (SEE "RATINGS" HEREIN)

                                  $55,000,000

                       Michigan Consolidated Gas Company

             6.85% Senior Secured Insured Quarterly Notes due 2038
                                (IQ Notes(SM*))
                            ------------------------

The Senior Secured Insured Quarterly Notes bear interest at the rate of 6.85% per year. Interest on the Senior Secured Insured Quarterly Notes is payable quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 1999. The Senior Secured Insured Quarterly Notes will mature on June 1, 2038. We can redeem the Senior Secured Insured Quarterly Notes on or after June 1, 2004. We will also redeem the Senior Secured Insured Quarterly Notes, subject to certain conditions, at the option of the representative of any deceased noteholder. The Senior Secured Insured Quarterly Notes will be available for purchase in denominations of $1,000.

We will issue collateral first mortgage bonds to secure the Senior Secured Insured Quarterly Notes. On the date that we have retired all of our first mortgage bonds, other than collateral mortgage bonds, the Senior Secured Insured Quarterly Notes will either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute collateral mortgage bonds.

The timely payment of the regularly scheduled principal and interest on the Senior Secured Insured Quarterly Notes will be insured by a financial guaranty insurance policy issued by MBIA Insurance Corporation.

                                  [MBIA LOGO]

Concurrently with the offering of these Senior Secured Insured Quarterly Notes, we are offering $55,000,000 aggregate principal amount of senior debt securities pursuant to a separate Prospectus Supplement. These two debt offerings are independent of each other and each offering may be consummated whether or not the other offering is consummated.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Edward D. Jones & Co., L.P. has agreed to purchase the Senior Secured Insured Quarterly Notes at 96.85% of their principal amount ($53,267,500 aggregate proceeds to Michigan Consolidated Gas Company, before deducting our expenses, which we estimate to be $100,000), subject to the terms of our purchase agreement. Edward D. Jones & Co., L.P. plans to sell the Senior Secured Insured Quarterly Notes from time to time, in negotiated transactions or otherwise, at prices based on either the prevailing market or negotiated prices.

We expect that the Senior Secured Insured Quarterly Notes will be ready for delivery in book-entry form only through The Depository Trust Company ("DTC"), on or about June 9, 1999.
                            ------------------------

-------------------------
*IQ Notes is a service mark of Edward D. Jones & Co., L.P.

                          EDWARD D. JONES & CO., L.P.
                                ----------------

The date of this Prospectus Supplement is June 4, 1999.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
Forward-Looking Statements..................................   S-3
Summary of the Offer........................................   S-4
Use of Proceeds.............................................   S-7
Capitalization..............................................   S-7
Ratio of Earnings to Fixed Charges..........................   S-7
Description of the Senior Secured Insured Quarterly Notes...   S-8
The Policy and the Insurer..................................  S-15
Ratings.....................................................  S-18
Experts.....................................................  S-19
Underwriting................................................  S-20
Legal Opinions..............................................  S-21
Appendix A -- Form of Policy................................  S-22

                                   PROSPECTUS

                                                              PAGE
Available Information.......................................    2
Incorporation of Certain Documents by Reference.............    2
Forward-Looking Statements..................................    3
The Company.................................................    4
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges..........................    4
Securities..................................................    5
Description of the Senior Debt Securities...................    5
Description of the First Mortgage Bonds.....................   15
Plan of Distribution........................................   18
Validity of Securities......................................   20
Experts.....................................................   20

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriter is not, making an offer to sell the Senior Secured Insured Quarterly Notes in any jurisdiction where the offer to sell the Senior Secured Insured Quarterly Notes is not permitted. You should assume that the information appearing in this Prospectus Supplement and the accompanying Prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date. In this Prospectus Supplement and the accompanying Prospectus, "MichCon", "we" and "our" refer to Michigan Consolidated Gas Company.

                           FORWARD-LOOKING STATEMENTS

Statements contained in or incorporated by reference into this Prospectus Supplement or the accompanying Prospectus include forward-looking statements within meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve certain risks and uncertainties that may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following:

- the effects of weather and other natural phenomena;

- increased competition from other energy suppliers as well as alternative forms of energy;

- the capital intensive nature of MichCon's businesses;

- economic climate and growth in the geographic areas in which MichCon does business;

- the uncertainty of gas reserve estimates;

- the timing and extent of changes in commodity prices for natural gas, electricity, crude oil, propane and other energy sources;

- conditions of capital markets and equity markets;

- the timing, nature and impact of Year 2000 activities; and

- the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              SUMMARY OF THE OFFER

The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus.

                                  THE COMPANY

MichCon is a Michigan corporation that was organized in 1898 and, with its predecessors, has been in business for 150 years. MichCon is a natural gas utility primarily engaged in the distribution and transmission of natural gas in the state of Michigan. MichCon also has subsidiaries involved in the gathering and transmission of natural gas in northern Michigan. MichCon operates one of the largest natural gas distribution and transmission systems in the United States and the largest in Michigan.

MichCon serves 1.2 million customers in Detroit, Grand Rapids, Ann Arbor, Traverse City and Muskegon metropolitan areas and in various other communities throughout the state of Michigan. The following services are provided by
MichCon:

- Gas Sales -- The sale and delivery of natural gas to residential and small-volume commercial customers.

- End User Transportation -- Through this service, large-volume commercial and industrial customers that purchase natural gas directly from producers or brokerage companies utilize MichCon's network to transport the gas to their facilities.

- Intermediate Transportation -- Provides transportation service through MichCon's gathering and high pressure transmission system to producers, brokers and other local distribution companies that own the natural gas, but are not the ultimate consumer.

MichCon is a wholly-owned subsidiary of MCN Energy Group Inc. ("MCN"), a New York Stock Exchange-listed company (ticker symbol: MCN). MCN's other principal operating subsidiary is MCN Investment Corporation, a subsidiary holding company for various diversified energy businesses.

                               THE NOTES OFFERING

Senior Secured Insured
  Quarterly Notes Offered....   MichCon is offering $55,000,000 aggregate
                                principal amount of Senior Secured Insured
                                Quarterly Notes. The Senior Secured Insured
                                Quarterly Notes will bear interest at a rate of 6.85% per year, which will be payable quarterly in arrears on March 1, June 1, September 1 and
                                December 1 of each year beginning on September
                                1, 1999.

Date of Maturity.............   The Senior Secured Insured Quarterly Notes will
                                mature on June 1, 2038.

Record Date..................   MichCon will make payments to the holder of
                                record on the 15th calendar day of the month prior to each March 1, June 1, September 1 and
                                December 1.

MichCon's Optional
  Redemption.................   MichCon will have the option to redeem the
                                Senior Secured Insured Quarterly Notes, in whole or in part, from time to time on or after June
                                1, 2004. If MichCon redeems the Senior Secured
                                Insured Quarterly Notes, it will pay 100% of the principal amount plus the accrued interest through the redemption date.

Redemption Option of a
  Deceased Noteholder's
  Representative.............   MichCon will also redeem the Senior Secured
                                Insured Quarterly Notes at the option of the representative of any deceased owner. MichCon will pay 100% of the principal amount, plus accrued interest, subject to the following condition: the maximum principal amount MichCon will redeem is $25,000 per deceased owner and $1,650,000 per year in the aggregate for all deceased owners during the initial period from the date of the original issuance of the Senior
                                Secured Insured Quarterly Notes until (but not including) June 1, 2000 and during each twelve-month period thereafter.

Insurance....................   The timely payment of the regularly scheduled
                                principal and interest on the Senior Secured
                                Insured Quarterly Notes will be insured by a financial guaranty insurance policy issued by MBIA Insurance Corporation that will be issued at the same time the Senior Secured Insured
                                Quarterly Notes are delivered.

Security.....................   MichCon will issue collateral first mortgage
                                bonds to secure the Senior Secured Insured
                                Quarterly Notes. On the date that we have retired all of our first mortgage bonds, other than collateral mortgage bonds, the Senior
                                Secured Insured Quarterly Notes will either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute collateral mortgage bonds.

Separate Notes Offering......   Concurrently with the offering of these Senior
                                Secured Insured Quarterly Notes, MichCon is offering $55,000,000 aggregate principal amount of senior debt securities pursuant to a separate
                                Prospectus Supplement. These two debt offerings are independent of each other and each offering may be consummated whether or not the other offering is consummated.

Ratings......................   MichCon anticipates that the Senior Secured
                                Insured Quarterly Notes will be rated "AAA" by Standard & Poor's Ratings Group, "Aaa" by
                                Moody's Investors Services, Inc., "AAA" by Fitch
                                IBCA, Inc. and "AAA" by Duff & Phelps Rating Co.

Use of Proceeds..............   MichCon estimates that the net proceeds of the
                                offering will be approximately $53,267,500.
                                MichCon intends to use these proceeds from the offering of the Senior Secured Insured Quarterly
                                Notes to refinance maturing long-term debt, repay short-term debt obligations and for general corporate purposes.

Ratio of Earnings to Fixed
  Charges....................   MichCon's historical ratio of earnings to fixed
                                charges for the twelve months ended on March 31, 1999 and each of the preceding years ended
                                December 31, 1998, 1997, 1996, 1995 and 1994 was
                                3.46x, 2.87x, 3.17x, 3.27x, 3.47x and 3.26x,
                                respectively.

                                USE OF PROCEEDS

     MichCon will use the proceeds from the sale of the Senior Secured Insured Quarterly Notes to refinance maturing long-term debt, repay short-term debt obligations and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth MichCon's capitalization at March 31, 1999, as adjusted to reflect the issuance of the Senior Secured Insured Quarterly Notes and use of proceeds and further adjusted to reflect the concurrent separate notes offering and use of proceeds from such offering. The following data are qualified in their entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this Prospectus Supplement and the accompanying Prospectus.

                                                   AT MARCH 31, 1999
                                 -----------------------------------------------------
                                                      AS                AS FURTHER
                                   ACTUAL        ADJUSTED(2)           ADJUSTED(3)
                                 ----------   ------------------    ------------------
                                                (DOLLARS IN THOUSANDS)
Long-Term Debt (including
  capital leases and excluding
  current maturities)(1).......  $  613,945   $  668,945    48.4%   $  723,945    50.4%
Common Shareholders' Equity....  $  713,139      713,139    51.6       713,139    49.6
                                 ----------   ----------   -----    ----------   -----
Total Capitalization...........  $1,327,084   $1,382,084     100%   $1,437,084     100%
                                 ==========   ==========   =====    ==========   =====
Short-Term Debt (including
  current maturities of
  long-term debt)(1)...........  $  166,111   $  111,111            $   56,111
                                              ==========            ==========

-------------------------
(1) Current maturities of long-term debt were $58,211,000.
(2) Adjusted for the sale of the Senior Secured Insured Quarterly Notes at par. MichCon targets an average ratio of 50% long-term debt to total capitalization and anticipates retaining future earnings to achieve this ratio.
(3) Further adjusted for the sale of senior notes to be offered concurrently in a separate offering at par.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth MichCon's ratio of earnings to fixed charges for the periods indicated.

                                     TWELVE MONTHS
                                         ENDED           YEAR ENDED DECEMBER 31,
                                       MARCH 31,     --------------------------------
                                         1999        1998   1997   1996   1995   1994
                                     -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed
  Charges(1).......................      3.46        2.87   3.17   3.27   3.47   3.26

-------------------------

(1) MichCon is a guarantor of certain other debt. Fixed charges related to such debt, deemed to be immaterial, have been excluded in computing the above ratios.

     For the purpose of computing these ratios, earnings consist of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

           DESCRIPTION OF THE SENIOR SECURED INSURED QUARTERLY NOTES

     Set forth below is a description of the specific terms of the Senior Secured Insured Quarterly Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Securities set forth in the accompanying Prospectus under the caption "Description of the Senior Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the indenture dated as of June 1, 1998 (the "Senior Indenture") between MichCon and Citibank N.A., as trustee (the "Senior Trustee") pursuant to which the Senior Secured Insured Quarterly Notes will be issued.

GENERAL

     The Senior Secured Insured Quarterly Notes will be issued as a series of Senior Debt Securities under the Senior Indenture. The Senior Secured Insured Quarterly Notes will be limited in aggregate principal amount to $55,000,000.

     The entire principal amount of the Senior Secured Insured Quarterly Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 1, 2038. The Senior Secured Insured Quarterly Notes are not subject to any sinking fund provision.

     The Senior Secured Insured Quarterly Notes are available for purchase in denominations of $1,000 and integral multiples of $1,000.

INTEREST

     Each Senior Secured Insured Quarterly Note will bear interest at 6.85% per year from the date of original issuance, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, an "Interest Payment Date") to the person in whose name such Senior Secured Insured Quarterly Note is registered at the close of business on the fifteenth calendar day of the month preceding the respective Interest Payment Date. The initial Interest Payment Date is September 1, 1999. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date is not a business day, then payment of the interest will be made on the next business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the original date.

SPECIAL INSURANCE PROVISIONS OF THE SENIOR INDENTURE

     Notwithstanding any other provision of the Senior Indenture, so long as MBIA Insurance Corporation (the "Insurer") is not in default under the policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Senior Secured Insured Quarterly Notes, except for the rights provided under "-- Limited Right of Redemption Upon Death of Beneficial Owner."

     No provision of the Senior Indenture may be amended in any manner without the prior written consent of the Insurer.

OPTIONAL REDEMPTION

     MichCon shall have the right to redeem the Senior Secured Insured Quarterly Notes, in whole or in part, without premium, from time to time, on or after June 1, 2004, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date.

     If a redemption notice is given as described above, then the Senior Secured Insured Quarterly Notes to be redeemed will become due and payable on the redemption date. MichCon will pay the redemption price plus any accrued interest. From the redemption date, the redeemed Senior Secured Insured Quarterly Notes will cease to bear interest, unless MichCon defaults in the payment of the redemption price and accrued interest. In the event of such default, the principal amount on the Senior Secured Insured Quarterly Note called for redemption will, until paid, continue to bear interest at the rate indicated on the cover.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), MichCon or its affiliates may, at any time and from time to time, purchase outstanding Senior Secured Insured Quarterly Notes by tender, in the open market or by private agreement.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER

     Unless the Senior Secured Insured Quarterly Notes have been declared due and payable prior to their maturity by reason of an Event of Default (as defined in the accompanying Prospectus), the Representative (as defined herein) of a deceased Beneficial Owner (as defined herein) has the right to request redemption at par of all or part of its interest, expressed in integral multiples of $1,000 principal amount, in the Senior Secured Insured Quarterly Notes for payment prior to maturity, and MichCon will redeem the same subject to the limitations that MichCon will not be obligated to redeem during the period from the date of the original issuance of the Senior Secured Insured Quarterly Notes until (but not including) June 1, 2000 (the "Initial Period"), and during each twelve-month period thereafter up to (but not including) each June 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period")

     (i) on behalf of a deceased Beneficial Owner any interest in the Senior Secured Insured Quarterly Notes which exceeds an aggregate principal amount of $25,000; or

     (ii) interests in the Senior Secured Insured Quarterly Notes in an aggregate principal amount exceeding $1,650,000.

     A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount in integral multiples of $1,000. Representatives of deceased Beneficial Owners must make arrangements with the Participant (as defined herein) through whom the deceased Beneficial Owner's interest is owned so that the Participant, and, in turn, DTC can make redemption requests to the Trustee. If MichCon, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Senior Secured Insured Quarterly Notes in the Initial Period or in any Subsequent Period in excess of the $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $1,650,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period.

     Subject to the $25,000 and the $1,650,000 limitations, MichCon will, after the death of any Beneficial Owner, redeem the interest of the Beneficial Owner in the Senior Secured Insured Quarterly Notes within 60 days following receipt by the Senior Trustee of a Redemption Request (as defined herein). If, during the Initial Period or any Subsequent Period, Redemption Requests exceed the aggregate principal amount of interests in Senior Secured Insured Quarterly Notes required to be redeemed, then such excess Redemption Requests will be applied to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. All Redemption Requests will be redeemed in the order in which the Senior Trustee receives the Redemption Requests.

     A request for redemption of an interest in the Senior Secured Insured Quarterly Notes may be initiated by the personal representative or other person authorized to represent the estate of a deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or tenant(s) in common (each a "Representative"). The Representative shall deliver a request to the Participant through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the Senior Secured Insured Quarterly Notes to be redeemed. The Participant shall thereupon deliver to DTC a request for redemption substantially in the form attached as an exhibit to the Senior Indenture (a "Redemption Request"), accompanied by the documents submitted to the Participant as above provided, and DTC will forward the same to the Senior Trustee. Documents accompanying Redemption Requests shall be in form satisfactory to MichCon. The Senior Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents accompanying a Redemption Request.

     The price to be paid by MichCon for an interest in the Senior Secured Insured Quarterly Notes to be redeemed pursuant to a request on behalf of a deceased Beneficial Owner is one hundred percent (100%) of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the Senior Secured Insured Quarterly Notes which are to be redeemed shall be made to DTC upon presentation of Senior Secured Insured Quarterly Notes to the Senior Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Senior Trustee by DTC which are to be fulfilled in connection with such payment. Any acquisition of Senior Secured Insured Quarterly Notes by MichCon other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 or the $1,650,000 limitation for the Initial Period or for any Subsequent Period.

     Interests in the Senior Secured Insured Quarterly Notes held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Senior Secured Insured Quarterly Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and MichCon. Such interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts of Keogh [H.R.10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during the person's lifetime.

     In the case of a Redemption Request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time MichCon gives notice of its election to redeem the Senior Secured Insured Quarterly Notes, the interests in the Senior Secured Insured Quarterly Notes which are the subject of such Redemption Request shall not be eligible for redemption pursuant to MichCon's option to redeem but shall remain subject to redemption pursuant to such Redemption Request.

     Subject to the provisions of the immediately preceding paragraph, any Redemption Request may be withdrawn upon delivery of a written request for such withdrawal given to the Trustee by DTC prior to payment for redemption of the interest in the Senior Secured Insured Quarterly Notes by reason of the death of a Beneficial Owner.

     MichCon is legally obligated to redeem Senior Secured Insured Quarterly Notes and interests of Beneficial Owners therein properly presented for redemption pursuant to a Redemption Request in accordance with and subject to the terms, conditions and limitations of the Senior Indenture, as summarized above. MichCon's redemption obligation is not cumulative. Nothing in the Senior Indenture prohibits MichCon from redeeming, in fulfillment of Redemption Requests made pursuant to the Senior Indenture, Senior Secured Insured Quarterly Notes or interests therein of Beneficial Owners in excess of the principal amount MichCon is obligated to redeem, nor does anything in the Senior Indenture prohibit MichCon from purchasing any Senior Secured Insured Quarterly Notes or interests therein in the open market. However, MichCon may not use any Senior Secured Insured Quarterly Notes redeemed or purchased as described in the immediately preceding sentence as a credit against its redemption obligation.

     Because of the limitations of MichCon's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Senior Secured Insured Quarterly Notes will be paid prior to maturity.

SECURITY; RELEASE DATE

     Upon the issuance of the Senior Secured Insured Quarterly Notes, MichCon will simultaneously issue and deliver to the Senior Trustee as security for the Senior Secured Insured Quarterly Notes, a series of First Mortgage Bonds (the "Collateral Bonds"), under the Twenty-Ninth Supplemental Indenture dated as of July 15, 1989, providing for the restatement of the Indenture of Mortgage and Deed of Trust dated as of March 1, 1944 between MichCon and Citibank N.A. (the "Mortgage Trustee") and Robert T. Kirchner (the "Individual Trustee" and, together with the Mortgage Trustee, the "Secured Trustees"), as supplemented by the Thirty-Fifth Supplemental Indenture relating to the Collateral Bonds (as so supplemented, the "Mortgage Indenture") in an aggregate principal amount of

$55,000,000. MichCon has agreed to issue the Collateral Bonds in the name of the Senior Trustee in its capacity as trustee under the Senior Indenture and the Senior Trustee has agreed to hold the Collaterals Bonds in such capacity under all circumstances and not transfer the Collateral Bonds until the earlier of the Release Date or the prior retirement of the Senior Secured Insured Quarterly Notes through redemption, repurchase or otherwise. The interest rates, interest payment dates, method of paying interest, stated maturity date and redemption provisions for the Collateral Bonds will mirror those of the Senior Secured Insured Quarterly Notes.

     Prior to the Release Date, MichCon shall make payments of the principal of, and premium or interest on, the Collateral Bonds to the Senior Trustee, which payments shall be applied by the Senior Trustee to satisfaction of all obligations then due on the related Senior Secured Insured Quarterly Notes.

     For a description of the circumstances under which all or part of the Collateral Bonds will cease to be held by the Senior Trustee as security for the Senior Secured Insured Quarterly Notes, see "Description of Senior Debt Securities -- Security; Release Date" in the accompanying Prospectus. As explained in the Prospectus, the Senior Secured Insured Quarterly Notes will cease to be secured by the Collateral Bonds on the Release Date and, at the option of MichCon either:

     - will become unsecured obligations of MichCon; or

     - will be secured by first mortgage bonds issued under a mortgage indenture other than the Mortgage Indenture (the "Substituted Collateral Bonds").

     If MichCon does not elect to have the Senior Secured Insured Quarterly Notes become unsecured on the Release Date, MichCon will simultaneously issue and deliver to the Senior Trustee, as security for such Senior Secured Insured Quarterly Notes, Substituted Collateral Bonds. The Substituted Collateral Bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the Senior Secured Insured Quarterly Notes then issued. MichCon will be required to give notice to the holders of the Senior Secured Insured Quarterly Notes of the occurrence of the Release Date.

     In the event MichCon elects to have the Senior Secured Insured Quarterly Notes become unsecured on the Release Date, MichCon's ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted as described in "Description of the Senior Debt
Securities -- Restrictions" in the accompanying Prospectus.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as the initial securities depositary for the Senior Secured Insured Quarterly Notes. The Senior Secured Insured Quarterly Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Senior Secured Insured Quarterly Notes will be issued, representing in the aggregate the total principal amount of Senior Secured Insured Quarterly Notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participant's accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Senior Secured Insured Quarterly Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Secured Insured Quarterly Notes on DTC's records. The ownership interest of each actual purchaser of Senior Secured Insured Quarterly Notes (such purchaser, or the person to whom such purchaser conveys his or her ownership interest, a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Senior Secured Insured Quarterly Notes. Transfers of ownership interests in the Senior Secured Insured Quarterly Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Senior Secured Insured Quarterly Notes, except in the event that use of the book-entry system for the Senior Secured Insured Quarterly Notes is discontinued, MichCon determines that Beneficial Owners may exchange their ownership interests for such certificates or there shall have occurred an Event of Default.

     DTC will have no knowledge of the actual Beneficial Owners of the Senior Secured Insured Quarterly Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Senior Secured Insured Quarterly Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to DTC. If less than all of the Senior Secured Insured Quarterly Notes are being redeemed, DTC will reduce the amount of the interest of each

Direct Participant in the Senior Secured Insured Quarterly Notes in accordance with its procedures.

     Although voting with respect to the Senior Secured Insured Quarterly Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Senior Secured Insured Quarterly Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to MichCon as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Senior Secured Insured Quarterly Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Senior Secured Insured Quarterly Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or MichCon, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of MichCon, disbursements of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a global Senior Secured Insured Quarterly Note will not be entitled to receive physical delivery of Senior Secured Insured Quarterly Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Senior Secured Insured Quarterly Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Senior Secured Insured Quarterly Note.

     DTC may discontinue providing its services as security depositary with respect to the Senior Secured Insured Quarterly Notes at any time by giving reasonable notice to MichCon. Under such circumstances, in the event that a successor securities depositary is not obtained, Senior Secured Insured Quarterly Note certificates will be printed and delivered to the holders of record. Additionally, MichCon may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Senior Secured Insured Quarterly Notes. In that event, certificates for the Senior Secured Insured Quarterly Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that MichCon believes to be reliable, but MichCon takes no responsibility for the accuracy thereof. MichCon has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                           THE POLICY AND THE INSURER

     The following information has been furnished by MBIA Insurance Corporation (the "Insurer") for use in this Prospectus Supplement. Reference is made to Appendix A for a specimen of the Insurer's policy. The Insurer does not accept any responsibility for the accuracy or completeness of this Prospectus Supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer's policy and Insurer set forth under the heading "The Policy and the Insurer." Additionally, the Insurer makes no representation regarding the Senior Secured Insured Quarterly Notes or the advisability of investing in the Senior Secured Insured Quarterly Notes.

THE POLICY

     The Insurer's policy unconditionally and irrevocably guarantees the full and complete payment required to be made by or on behalf of MichCon to the Paying Agent or its successor of an amount equal to (i) the principal of (at the stated maturity) and interest on, the Senior Secured Insured Quarterly Notes as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, the payments guaranteed by the Insurer's policy shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner of the Senior Secured Insured Quarterly Notes pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law (a "Preference").

     The Insurer's policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Senior Secured Insured Quarterly Note. The Insurer's policy does not, under any circumstance, insure against loss relating to: (i) optional or mandatory redemptions (other than mandatory sinking fund redemptions); (ii) any payments to be made on an accelerated basis; (iii) payments of the purchase price of the Senior Secured Insured Quarterly Notes upon tender by an owner thereof; or (iv) any Preference relating to (i) through (iii) above. The Insurer's policy also does not insure against nonpayment of principal of or interest on the Senior Secured Insured Quarterly Notes resulting from the insolvency, negligence or any other act or omission of the Paying Agent or any other paying agent for the Senior Secured Insured Quarterly Notes.

     Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of Senior Secured Insured Quarterly Notes the payment of an insured amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment of any such insured amounts which are then due. Upon presentment and surrender of such Senior Secured Insured Quarterly Notes or presentment of such other proof of ownership of the Senior Secured Insured Quarterly Notes, together with any appropriate instruments of assignment to evidence the assignment of the insured amounts due on the Senior Secured Insured Quarterly Notes as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Senior Secured Insured Quarterly Notes in any legal proceeding related to payment of insured amounts on the Senior Secured Insured Quarterly Notes, such instruments being in a form satisfactory to State Street Bank and Trust Company, N.A., State Street Bank and Trust Company, N.A., shall disburse to such owners or the Paying Agent payment of the insured amounts due on such Senior Secured Insured Quarterly Notes, less any amount held by the Paying Agent for the payment of such insured amounts and legally available therefor.

     The Insurer's policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

THE INSURER

     The Insurer is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company. MBIA Inc. is not obligated to pay the debts of or claims against the Insurer. The Insurer is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. The Insurer has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

INSURER FINANCIAL INFORMATION

     The consolidated financial statements of the Insurer, a wholly owned subsidiary of MBIA Inc., and its subsidiaries as of December 31, 1998 and December 31, 1997 and for each of the three years in the period ended December 31, 1998, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 1998 and the consolidated financial statements of the Insurer and its subsidiaries as of March 31, 1999 and for the three-month periods ended March 31, 1999 and March 31, 1998 included in the Quarterly Report on Form 10-Q of MBIA Inc. for the period ended March 31, 1999 are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     All financial statements of the Insurer and its subsidiaries included in documents filed by MBIA Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Senior Secured Insured Quarterly Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

     The tables below present selected financial information of the Insurer determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") and generally accepted accounting principles ("GAAP"):

                                                               SAP
                                                ----------------------------------
                                                DECEMBER 31, 1998   MARCH 31, 1999
                                                -----------------   --------------
                                                    (AUDITED)        (UNAUDITED)
                                                          (IN MILLIONS)
Admitted Assets...............................       $6,521             $6,742
Liabilities...................................        4,231              4,412
Capital and Surplus...........................        2,290              2,330

                                                                      GAAP
                                                             DECEMBER     MARCH 31,
                                                             31, 1998       1999
                                                             ---------   -----------
                                                             (AUDITED)   (UNAUDITED)
                                                                  (IN MILLIONS)
Assets.....................................................   $7,488       $7,625
Liabilities................................................    3,211        3,370
Shareholder's Equity.......................................    4,277        4,255

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION ABOUT THE INSURER

     Copies of the financial statements of the Insurer incorporated by reference herein and copies of the Insurer's 1998 year-end audited financial statements prepared in accordance with statutory accounting practices are available, without charge, from the Insurer. The address of the Insurer is 113 King Street, Armonk, New York 10504. The telephone number of the Insurer is (914) 273-4545.

FINANCIAL STRENGTH RATINGS OF THE INSURER

     Moody's Investors Services, Inc. ("Moody's") rates financial strength of the Insurer "Aaa."

     Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") rates the financial strength of the Insurer "AAA."

     Fitch IBCA, Inc. (formerly known as Fitch Investors Service, L.P.) rates the financial strength of the Insurer "AAA."

     Each rating of the Insurer should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of the Insurer and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

     The above ratings are not recommendations to buy, sell or hold the Senior Secured Insured Quarterly Notes, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Senior Secured Insured Quarterly Notes. The Insurer does not guaranty the market price of the Senior Secured Insured

Quarterly Notes nor does it guaranty that the ratings on the Senior Secured Insured Quarterly Notes will not be revised or withdrawn.

YEAR 2000 READINESS DISCLOSURE

     MBIA Inc. is actively managing a high-priority Year 2000 ("Y2K") program. MBIA Inc. has established an independent Y2K testing lab in its Armonk headquarters, with a committee of business unit managers overseeing the project. MBIA Inc. has a budget of $1.13 million for its 1998-2000 Y2K efforts. Expenditures are proceeding as anticipated, and MBIA Inc. does not expect the project budget to materially exceed this amount. MBIA Inc. has initiated a comprehensive Y2K plan that includes assessment, remediation, testing and contingency planning. This plan covers "mission-critical" internally developed systems, vendor software, hardware and certain third-party entities through which MBIA Inc. conducts its business. Testing to date indicates that functions critical to the financial guarantee business, both domestic and international, were Y2K-ready as of December 31, 1998. Additional testing will continue throughout 1999.

                                    RATINGS

     It is anticipated that S&P, Moody's and Fitch IBCA will assign the Senior Secured Insured Quarterly Notes the ratings set forth on the cover page hereof conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Senior Secured Insured Quarterly Notes of the policy, insuring the timely payment of the principal of and interest on the Senior Secured Insured Quarterly Notes. It is anticipated that Duff & Phelps will assign the Senior Secured Insured Quarterly Notes the rating of "AAA", conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Senior Secured Insured Quarterly Notes of the policy, insuring timely payment of the principal and interest on the Senior Secured Insured Quarterly Notes and Duff & Phelps' belief, based on available information, that the claims paying ability of the Insurer is commensurate with that of guarantors currently rated "AAA" by Duff & Phelps. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004; Fitch IBCA, Inc., One State Street Plaza, New York, New York, 10004 and Duff & Phelps Rating Co., 55 E. Monroe, Chicago, IL 60603. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither MichCon nor the Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Senior Secured Insured Quarterly Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Senior Secured Insured Quarterly Notes.

     At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P, Fitch IBCA and Duff & Phelps -- AAA, AA, A and BBB and for Moody's -- Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk. Fitch IBCA defines "AAA" as representing the highest credit quality and denoting the lowest expectation of credit risk. Duff & Phelps defines "AAA" as the highest credit quality.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in the Prospectus by reference to MichCon's Form 10-K have been audited by Deloitte & Touch LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon the authority of said firm as experts in accounting.

     The consolidated balance sheets of MBIA Insurance Corporation and Subsidiaries as of December 31, 1998 and December 31, 1997 and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this Prospectus Supplement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, MichCon has agreed to sell to Edward D. Jones & Co., L.P. (the "Underwriter"), and the Underwriter has agreed to purchase from MichCon, the entire principal amount of the Senior Secured Insured Quarterly Notes.

     The Underwriter has advised MichCon that it proposes to offer the Senior Secured Insured Quarterly Notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Senior Secured Insured Quarterly Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the Senior Secured Insured Quarterly Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Senior Secured Insured Quarterly Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Senior Secured Insured Quarterly Notes by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933.

     Prior to this offer, there has been no public market for the Senior Secured Insured Quarterly Notes. The Underwriter has advised MichCon that it intends to make a market in the Senior Secured Insured Quarterly Notes. The Underwriter will have no obligation to make a market in the Senior Secured Insured Quarterly Notes, however, and may cease market making activities, if commenced, at any time. The Senior Secured Insured Quarterly Notes will not be listed on the New York Stock Exchange.

     MichCon has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933 to contribute to payments the Underwriter may be required to make in respect thereof.

     In order to facilitate the offering of the Senior Secured Insured Quarterly Notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Secured Insured Quarterly Notes. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Senior Secured Insured Quarterly Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Senior Secured Insured Quarterly Notes, the Underwriter may bid for, and purchase, Senior Secured Insured Quarterly Notes in the open market. The Underwriter may reclaim selling concessions allowed to a dealer for distributing Senior Secured Insured Quarterly Notes in the offering, if the Underwriter repurchases previously distributed Senior Secured Insured Quarterly Notes in transactions to cover short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Senior Secured Insured Quarterly Notes above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

     Other than the concurrent offering of senior debt securities discussed below, to which the Underwriter has consented, MichCon has agreed, during the period of 15 days from the date on which the Senior Secured Insured Quarterly Notes are purchased by the Underwriter, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Senior Secured Insured Quarterly Notes, any security convertible into or exchangeable into or exercisable for

Senior Secured Insured Quarterly Notes or any debt securities substantially similar to the Senior Secured Insured Quarterly Notes, without the prior written consent of the Underwriter.

     Concurrently with the offering of these Senior Secured Insured Quarterly Notes, MichCon is offering $55,000,000 aggregate principal amount of senior debt securities pursuant to a separate Prospectus Supplement. These two debt offerings are independent of each other and each offering may be consummated whether or not the other offering is consummated.

     The Underwriter has performed services for MichCon and its affiliates in the past.

                                 LEGAL OPINIONS

     The validity of the Indentures and the Senior Secured Insured Quarterly Notes will be passed upon for MichCon by Ronald E. Christian, Vice President, General Council and Secretary of MichCon. Certain matters will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019-5389. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to MichCon and its affiliates.

                          APPENDIX A -- FORM OF POLICY

                      FINANCIAL GUARANTY INSURANCE POLICY

                           MBIA INSURANCE CORPORATION
                             ARMONK, NEW YORK 10504
                                                                        [NUMBER]

MBIA Insurance Corporation (the "Insurer"), in consideration of the payment of the premium and subject to the terms of this policy, hereby unconditionally and irrevocably guarantees to any owner, as hereinafter defined, of the following described obligations, the full and complete payment required to be made by or
on behalf of the Issuer to           or its successor (the "Paying Agent") of an
amount equal to (i) the principal of (either at the stated maturity or by any advancement of maturity pursuant to a mandatory sinking fund payment) and interest on, the Obligations (as that term is defined below) as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment, the payments guaranteed hereby shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law. The amounts referred to in clauses (i) and (ii) of the preceding sentence shall be referred to herein collectively as the "Insured Amounts." "Obligations" shall mean:

                                     [PAR]
                             [LEGAL NAME OF ISSUE]

     Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of an Obligation the payment of an Insured Amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment of any such Insured Amounts which are then due. Upon presentment and surrender of such Obligations or presentment of such other proof of ownership of the Obligations, together with any appropriate instruments of assignment to evidence the assignment of the Insured Amounts due on the Obligations as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Obligations in any legal proceeding related to payment of Insured Amounts on the Obligations, such instruments being in a form satisfactory to State Street Bank and Trust Company, N.A., State Street Bank and Trust Company, N.A. shall disburse to such owners, or the Paying Agent payment of the Insured Amounts due on such Obligations, less any amount held by the Paying Agent for the payment of such Insured Amounts and legally available therefor. This policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Obligation.

     As used herein, the term "owner" shall mean the registered owner of any Obligation as indicated in the books maintained by the Paying Agent, the Issuer, or any designee of the Issuer for such purpose. The term owner shall not include the Issuer or any party whose agreement with the Issuer constitutes the underlying security for the Obligations.

     Any service of process on the Insurer may be made to the Insurer at its offices located at 113 King Street, Armonk, New York 10504 and such service of process shall be valid and binding.

     This policy is non-cancellable for any reason. The premium on this policy is not refundable for any reason including the payment prior to maturity of the Obligations.

     This policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

     IN WITNESS WHEREOF, the Insurer has caused this policy to be executed in facsimile on its behalf by its duly authorized officers, this [DAY] day of [MONTH, YEAR].

                                              MBIA INSURANCE CORPORATION


                                              ----------------------------------
                                              President

                                       Attest:
                                              ----------------------------------
                                              Assistant Secretary

PROSPECTUS

                                  $400,000,000

                       MICHIGAN CONSOLIDATED GAS COMPANY
                             SENIOR DEBT SECURITIES
                           -------------------------

     Michigan Consolidated Gas Company ("MichCon" or the "Company") from time to time may offer, in an aggregate principal amount not to exceed $400,000,000, in one or more series, its senior debt securities (the "Senior Debt Securities"). Prior to the Release Date (as defined below), the Senior Debt Securities will be secured by the issuance and delivery to the Senior Trustee (as defined below) in trust for the benefit of the holders of Senior Debt Securities first mortgage bonds (the "First Mortgage Bonds") issued under the Company's Mortgage Indenture (as defined below). The Senior Debt Securities will be issued under the indenture (the "Senior Indenture") to be entered into between MichCon and Citibank, N.A., as trustee (the "Senior Trustee"). The Senior Debt Securities may be offered in amounts, at prices and on terms to be determined at the time of sale. Certain terms of the Senior Debt Securities including, where applicable, the specific designation, aggregate principal amount, interest rate, interest payment dates, maturity, public offering price, any redemption terms or other specific terms of each series of the Senior Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement or Supplements (a "Prospectus Supplement").

     MichCon may sell the Senior Debt Securities to or through underwriters, through dealers, directly to purchasers or through agents. See "Plan of Distribution". The Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, any applicable commissions or discounts and the proceeds to MichCon from such sale.

     This Prospectus may not be used to consummate sales of the Senior Debt Securities unless accompanied by a Prospectus Supplement applicable to the Senior Debt Securities being sold.

                           -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           -------------------------

                 The date of this Prospectus is June 17, 1998.

                             AVAILABLE INFORMATION

     MichCon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the SEC's Public Reference Room; Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site on the Internet that contains reports and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by MichCon with the SEC under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Senior Debt Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to MichCon and the Senior Debt Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
                           -------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus and made a part hereof the following documents heretofore filed with the SEC pursuant to the 1934 Act:

     1. MichCon's Annual Report on Form 10-K for the year ended December 31,
     1997
     ("Form 10-K").

     2. MichCon's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     3. MichCon's Current Report on Form 8-K dated June 2, 1998.

     All documents filed by MichCon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained in this Prospectus or in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     MichCon hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to:
Investor Relations, MCN Energy Group Inc., 500 Griswold Street, Detroit, Michigan 48226; telephone 1-800-548-4655.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in or incorporated by reference into this Prospectus which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of the Company's business; (iv) the economic climate and growth in the geographic areas in which the Company does business; (v) the uncertainty of gas reserve estimates; (vi) the timing and extent of changes in prices for natural gas, electricity and crude oil; (vii) conditions of capital markets and equity markets; and (viii) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates. See "Incorporation of Certain Documents by Reference" above.

                                  THE COMPANY

     MichCon is a Michigan corporation that was organized in 1898 and, with its predecessors, has been in business for nearly 150 years. The Company is a public utility engaged in the distribution and transmission of natural gas in the State of Michigan. The Company serves 1.2 million residential, commercial and industrial customers in the Detroit, Grand Rapids, Ann Arbor, Traverse City and Muskegon metropolitan areas and in various other communities throughout the state of Michigan. MichCon's gas sales and transportation markets were approximately 937 billion cubic feet (Bcf) for the twelve months ended December 31, 1997. MichCon is a wholly-owned subsidiary of MCN Energy Group Inc., a Michigan corporation.

     At December 31, 1997, MichCon and its subsidiaries employed 2,867 persons.

     The mailing address of MichCon's principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 965-2430.

                                USE OF PROCEEDS

     Except as otherwise stated in the applicable Prospectus Supplement, net proceeds from the sale of the Senior Debt Securities offered hereby will be used for the acquisition of property; the construction, completion, extension or improvement of facilities; working capital requirements; the improvement or maintenance of service; the discharge or lawful retirement of short or long-term debt and borrowings made or expected to be made; and for other corporate purposes. Specific allocations of proceeds for such purposes have not been made at this time. Funds may be borrowed in anticipation of future requirements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth MichCon's ratio of earnings to fixed charges for the periods indicated.

                                        TWELVE MONTHS
                                            ENDED              YEAR ENDED DECEMBER 31,
                                          MARCH 31,      ------------------------------------
                                            1998         1997    1996    1995    1994    1993
                                        -------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed
  Charges(1)(2).....................        3.17         3.17    3.27    3.47    3.26    3.58

-------------------------
     (1) The Company is a guarantor of certain other debt. Fixed charges related to such debt, deemed to be immaterial, have been excluded in computing the above ratios.

     (2) For the purpose of computing these ratios, earnings consists of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

                                   SECURITIES

     The Senior Debt Securities may be issued, from time to time, in one or more series (i) secured by the Company's First Mortgage Bonds issued and delivered to the Senior Trustee under the Twenty-Ninth Supplemental Indenture dated as of July 15, 1989 providing for the restatement of the Indenture of Mortgage and Deed of Trust dated as of March 1, 1944 between the Company and Citibank, N.A. ("Citibank" or the "Mortgage Trustee") and Robert T. Kirchner (the "Individual Trustee" and, together with Citibank, the "Secured Trustees") which became effective on April 1, 1994, as supplemented and amended by the supplemental indentures thereto (collectively, the "Mortgage Indenture") or (ii) following the Release Date (as defined below), as either unsecured senior notes or as senior notes secured by first mortgage bonds issued under a mortgage indenture other than the Mortgage Indenture. On the Release Date, any outstanding Senior Debt Securities secured by the Company's First Mortgage Bonds when issued will cease to be secured by First Mortgage Bonds issued under the Company's Mortgage Indenture and, at the Company's option, either (a) will become unsecured general obligations of the Company or (b) will be secured by first mortgage bonds issued under a mortgage indenture other than the Mortgage Indenture.

     Senior Debt Securities will be issued under the Senior Indenture, the form of which is an exhibit to the Registration Statement, and are described below under the caption "Description of the Senior Debt Securities." Prior to the Release Date, First Mortgage Bonds securing the Senior Debt Securities (the "Collateral Bonds") will be issued under the Mortgage Indenture.

     There is no requirement, under either the Senior Indenture or the Mortgage Indenture (collectively, the "Indentures"), that future issues of debt securities of the Company be issued under the Indentures, and, subject to certain restrictions following the Release Date which are described in "Description of the Senior Debt Securities -- Restrictions," the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of Senior Debt Securities, in connection with future issues of such other debt securities. Certain capitalized terms herein are defined in the Indentures.

                   DESCRIPTION OF THE SENIOR DEBT SECURITIES

GENERAL

     Until the Release Date (as defined below), the Senior Debt Securities will be secured by one or more series of Collateral Bonds issued and delivered to the Senior Trustee under the Mortgage Indenture. See "-- Security; Release Date." ON THE RELEASE DATE (AS DEFINED BELOW), THE SENIOR DEBT SECURITIES WILL CEASE TO BE SECURED BY THE COLLATERAL BONDS AND, AT THE COMPANY'S OPTION, EITHER (I) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY OR (II) WILL BE SECURED BY FIRST MORTGAGE BONDS (THE "SUBSTITUTED COLLATERAL BONDS") ISSUED UNDER A MORTGAGE INDENTURE OTHER THAN THE MORTGAGE INDENTURE. The Senior Indenture provides that, in addition to the Senior Debt Securities offered hereby, additional Senior Debt Securities may be issued thereunder, without limitation as to aggregate principal amount, from time to time, in one or more series, provided that, prior to the Release Date, the amount of Senior Debt Securities that may be issued cannot exceed the aggregate principal amount of First Mortgage Bonds that the Company is able to issue under its Mortgage Indenture.

     The Senior Indenture does not contain any debt covenants or provisions which would afford holders of Senior Debt Securities protection in the event of a highly leveraged transaction.

     Reference is made to the Prospectus Supplement relating to the Senior Debt Securities being offered (the "Offered Senior Debt Securities") for, among other things, the following terms thereof: (1) the title of the Offered Senior Debt Securities; (2) any limit on the aggregate principal amount of the Offered Senior Debt Securities; (3) the date or dates on which the Offered Senior Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Senior Debt Securities will bear interest or the method by which such rate or rates shall be determined and the date from which such interest will accrue or the method by which such date or dates shall be determined; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the dates, if any, on which, and the price or prices at which, the Offered Senior Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds; (7) the date, if any, after which, and the price or prices at which, the Offered Senior Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption; and (8) any other terms of the Offered Senior Debt Securities (which terms shall not be inconsistent with the Senior Indenture). For a description of the terms of the Offered Senior Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Senior Debt Securities set forth herein.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Offered Senior Debt Securities will be payable, and the Offered Senior Debt Securities will be exchangeable and transfers thereof will be registrable, at the Place of Payment, provided that, at the option of the Company, payment of interest may be made by check mailed or wire transferred to the address of the person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Senior Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Offered Senior Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     For purposes of the descriptions of the Senior Debt Securities, certain defined terms have the following meanings:

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses
(i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Significant Subsidiary" means a Subsidiary or Subsidiaries of the Company possessing assets (including the assets of its own Subsidiaries but without regard to the Company or any other Subsidiary) having a book value, in the aggregate, equal to not less than 10% of the book value of the aggregate assets of the Company and its Subsidiaries calculated on a consolidated basis.

     "Capitalized Lease Obligations" means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

     "Project Finance Indebtedness" means Indebtedness of a Subsidiary secured by a Lien on any property, acquired, constructed or improved by such Subsidiary after the date of the Indenture which Lien is created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement, or on any property existing at the time of acquisition thereof; provided that such a Lien shall not apply to any property theretofore owned by any such Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; and provided further that such Indebtedness, by its terms, shall limit the recourse of any holder of such Indebtedness (or trustee on such holder's behalf) in the event of any default in such Indebtedness to the assets subject to such Liens and the capital stock of the Subsidiary issuing such Indebtedness. Notwithstanding the foregoing, Project Finance Indebtedness shall include all Indebtedness that would constitute Project Finance Indebtedness but for the fact that such Indebtedness was issued prior to the date of the Indenture and taking into account the fact that the property subject to the Lien may have been acquired prior to the date of the Indenture.

     The Senior Debt Securities may be issued under the Senior Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof.

SECURITY; RELEASE DATE

     Until the Release Date (as defined below), the Senior Debt Securities will be secured by one or more series of the Collateral Bonds issued and delivered by the Company to the Senior Trustee. See "Description of the First Mortgage Bonds." Upon the issuance of Senior Debt Securities prior to the Release Date, the Company will simultaneously issue and deliver Collateral Bonds to the Senior Trustee, as security for such Senior Debt Securities. Such Collateral Bonds will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the Senior Debt Securities being issued. The Company has agreed to issue a related series of Collateral Bonds in the name of the Senior Trustee in its capacity as trustee under the Senior Indenture concurrently with the issuance of each series of Senior Debt Securities and the Senior Trustee has agreed to hold each series of Collateral Bonds in such capacity under all circumstances and not transfer such Collateral Bonds until the earlier of the Release Date or the prior retirement of the related series of Senior Debt Securities through redemption, repurchase or otherwise. Prior to the Release Date, the Company shall make payments of the principal of, and premium or interest on, each series of Collateral Bonds to the Senior Trustee, which payments shall be applied by the Senior Trustee to satisfaction of all obligations then due on the related series of Senior Debt Securities.

     The "Release Date" will be the date that all First Mortgage Bonds of the Company issued and outstanding under the Mortgage Indenture, other than the Collateral Bonds, have been retired (at, before or after the maturity thereof) through payment, redemption or otherwise. On the Release Date, the Senior Trustee will deliver to the Company for cancellation all Collateral Bonds, and the Company will cause the Senior Trustee to provide notice to all holders of Senior Debt Securities of the occurrence of the Release Date. As a result, on the Release Date, the Collateral Bonds will cease to secure the Senior Debt Securities, and, at the option of the Company, the Senior Debt Securities, either (i) will become unsecured general obligations of the Company or (ii) will be secured by Substituted Collateral Bonds. Each issue of Collateral Bonds will be secured by a lien on certain property owned by the Company. In certain circumstances prior to the Release Date, the Company is permitted to reduce the aggregate principal amount of an issue of Collateral Bonds held by the Senior Trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the Senior Debt Securities initially issued contemporaneously with such Collateral Bonds. Following the Release Date, the Company will cause the Mortgage Indenture to be closed, and the Company will not issue any additional bonds under such Mortgage Indenture.

RESTRICTIONS

     The Senior Indenture provides that the Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Senior Indenture, all the obligations of the Company under the Senior Debt Securities and the Senior Indenture, executed and delivered to the Trustee in form satisfactory to the Trustee; (2) immediately before and after giving effect to such transaction or series of transactions, no Event of Default, and no Default, with respect to the Senior Debt Securities shall have occurred and be continuing; and (3) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the Senior Indenture.

     The Senior Indenture also provides that, except as described below and unless Substituted Pledged Bonds are issued to secure the Senior Debt Securities from and after the Release Date, the Company will not, nor will it permit any Significant Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by any Lien in, of or on the property of the Company or any of its Subsidiaries, without effectively securing all Senior Debt Securities (other than such Senior Debt Securities, if any, which by their terms, are expressly excluded from this provision), equally and ratably with such Indebtedness; except that this restriction shall not apply to: (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings; (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (iv) utility easements, rights of way, exceptions, agreements for the joint or common use of property, restrictions and such other encumbrances or charges against property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries; (v) Liens on the capital stock, partnership interest, or other evidence of ownership of any Subsidiary or such Subsidiary's assets that secure project financing for such Subsidiary; (vi) purchase money liens upon or in property now owned or hereafter acquired in the ordinary course of business (consistent with the Company's business practices) to secure (A) the purchase price of such property or (B) Indebtedness incurred solely for the purpose of financing the acquisition, construction, or improvement of any such property to be subject to such liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount, provided that no such lien shall extend to or cover any property other than the property being acquired, constructed, or improved and replacements, modifications, and proceeds of such property, and no such extension, renewal, or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, or replaced; (vii) Liens existing on the date the Senior Debt Securities are first issued; (viii) Liens for no more than 90 days arising from a transaction involving accounts receivable of the Company (including the sale of such accounts receivable), where such accounts receivable arose in the ordinary course of the Company's business; (ix) the right reserved to, or vested in, any municipality or public authority by the terms of any franchise, grant, license or permit, or by any provision of law, to terminate such franchise, grant, license or permit or to purchase or appropriate or recapture or to designate a purchaser of any of the mortgaged property, or to demand and collect from the Company any tax or other compensa-tion for the use of streets, alleys or other public places; (x) rights reserved to, or vested in, any municipality or public authority to use, control, remove or regulate any property of the Company; (xi) zoning laws and ordinances; (xii) possible adverse rights or interests and inconsequential defects or irregularities in title which, in the opinion of counsel, may be properly disregarded; and (xiii) rights reserved to or vested in others to take or receive any part of the gas, power, oil or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Company.

     The Senior Indenture provides that, from and after the Release Date, the Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any lender or investor (other than the Company or a Subsidiary), or to which such lender or investor (other than the Company or a Subsidiary) is a party, providing for the leasing by the Company or such Subsidiary for a period, including renewals, in excess of three years of any real property located within the United States which has been owned by the Company or such Subsidiary for more than six months and which has been or is to be sold or transferred by the Company or such Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either (a) the Company or such Subsidiary could create Indebtedness secured by a lien consistent with the restrictions set forth in the foregoing paragraph on the real property to be leased in an amount equal to the Value of such transaction without equally and ratably securing the Senior Debt Securities or (b) the Company, within six months after the sale or transfer shall have been made, applies an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such arrangement or (ii) the fair market value of the real property so leased to the retirement of the Senior Debt Securities and other obligations of the Company ranking on a parity with the Senior Debt Securities.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The following are Events of Default under the Senior Indenture with respect to the Senior Debt Securities of any series; (1) failure to pay interest on any Senior Debt Security of that series when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Senior Debt Security of that series when due and payable at Maturity, upon redemption or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Senior Debt Securities of that series or in the Senior Indenture (other than a covenant, agreement or warranty included in the Senior Indenture solely for the benefit of Senior Debt Securities other than that series), continued for a period to 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of more than 1% of the Company's consolidated total assets (determined as of its most recent fiscal year-end), unless cured within 10 days after notice has been given to the Company by the Trustee or Holders of at least 10% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (5) prior to the Release Date, the occurrence of a default under the Mortgage Indenture, of which default the Mortgage Trustee or the Holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities have given written notice to the Mortgage Trustee; (6) if any Substituted Collateral Bonds are outstanding, the occurrence of a default under the Substituted Mortgage, of which default the trustee under such Substituted Mortgage or the Holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities have given written notice to the Senior Trustee; (7) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (8) any other Event of Default with respect to the Senior Debt Securities of that series specified in the Prospectus Supplement relating thereto or Supplemental Indenture under which such series of Senior Debt Securities is issued.

     The Senior Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Senior Debt Securities of any series, give the Holders of Senior Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" includes any event which after notice or passage of time or both would be an Event of Default); provided, however, that, except in the case of an Event of Default or a Default in payment on any Senior Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Senior Debt Securities of that series.

     If an Event of Default with respect to Senior Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate principal amount of the Senior Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Senior Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Debt Securities of that series shall become immediately due and payable.

     If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Outstanding Senior Debt Securities of any series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Senior Debt Security of that series. Upon any acceleration of the Senior Debt Securities prior to the Release Date, the Senior Trustee is empowered to cause the mandatory redemption of the Collateral Bonds or Substituted Collateral Bonds, as the case may be.

     Any such declaration with respect to Senior Debt Securities of any series may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default in payment of principal of or interest on the Senior Debt Securities of that series) may be waived by the Holders of a majority of the principal amount of the Outstanding Senior Debt Securities, upon the conditions provided in the Senior Indenture. For purposes of the provisions described herein, the Company may cure an Event of Default or Default in payment of principal or interest on the Senior Debt Securities at any time after an acceleration of the Senior Debt Securities has been declared, but before a judgment or decree for the immediate payment of the principal amount of the Senior Debt Securities has been obtained, and, prior to the Release Date, so long as all first mortgage bonds have not been accelerated, if the Company pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest, the principal and any premium which has become due otherwise than by acceleration and any other amounts due the Trustee, and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Debt Securities.

     The Senior Indenture provides that the Company shall periodically file statements with the Trustee regarding compliance by the Company with certain of the respective covenants thereof and shall specify any Event of Default or Defaults with respect to Senior Debt Securities of any series, in performing such covenants, of which the signers may have knowledge.

MODIFICATION OF THE SENIOR INDENTURE; WAIVER

     The Senior Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Senior Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Senior Debt Securities of any series. In addition, under the Senior Indenture, certain rights and obligations of the Company and the rights of Holders of the Senior Debt Securities may be modified by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Debt Securities of each series affected thereby; but no extension of the maturity of any Senior Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Senior Debt Securities of any series, modification that would adversely impair the interest of the Senior Trustee in the Collateral Bonds held by it or, prior to the Release Date, reduce the principal amount of any issue of Collateral Bonds securing the Senior Debt Securities to an amount less than the principal amount of the related issue of Senior Debt Securities or alter the payment provisions of such Collateral Bonds in a manner adverse to the holders of the Senior Debt Securities, other modification in the terms of payment of the principal of, or interest on, any Senior Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Senior Debt Security of any series affected thereby without the Holder's consent. The Senior Indenture does not limit the aggregate amount of Senior Debt Securities of the Company which may be issued thereunder.

     The Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Senior Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive any past Event of Default or Default under the Senior Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Senior Debt Security of that series or in respect of a provision which under the Senior Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of that series affected.

DEFEASANCE

     The Company may terminate its substantive obligations in respect of the Senior Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Senior Debt Securities of that series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government

Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Senior Indenture.

VOTING OF COLLATERAL BONDS HELD BY SENIOR TRUSTEE

     The Senior Trustee, as holder of Collateral Bonds, will attend any meeting of holders of First Mortgage Bonds under the Mortgage Indenture, as to which it receives due notice, or, at its option, will deliver its proxy in connection therewith. Either at such meeting, or otherwise where the consent of holders of First Mortgage Bonds is sought without a meeting, the Senior Trustee will vote all of the Collateral Bonds held by it, or will consent with respect thereto, as directed by the holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities; provided, however, that the Senior Trustee shall not be required to vote the Collateral Bonds of any particular issue in favor of, or give consent to, any action except upon notification by the Senior Trustee to the holders of the related issue of Senior Debt Securities of such proposal and consent thereto of the holders of a majority in principal amount of the outstanding Senior Debt Securities of such issue.

CONCERNING THE SENIOR TRUSTEE

     Citibank is the Senior Trustee under the Senior Indenture. Citibank is also Trustee under the Mortgage Indenture and a depositary of funds of the Company. See "Description of the First Mortgage Bonds -- Concerning the Secured Trustees."

BOOK-ENTRY SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Senior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities (as such term is defined below) that will be deposited with, or on behalf of, a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Senior Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Senior Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. The term "Global Security", when used with respect to any series of Senior Debt Securities, means a Security that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the Outstanding Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

     The specific terms of the depositary arrangement with respect to any portion of a series of Senior Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Senior Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Senior Debt Securities or, if such Senior Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Senior Debt Securities represented by such Global Security for all purposes under the Senior Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Senior Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Senior Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Senior Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Senior Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Senior Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

                    DESCRIPTION OF THE FIRST MORTGAGE BONDS

     The following summaries of certain provisions of the First Mortgage Bonds and the Mortgage Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Mortgage Indenture, including the definitions therein of certain terms. Certain capitalized terms herein are defined in the Mortgage Indenture.

GENERAL

     Prior to the Release Date, any series of First Mortgage Bonds issued as Collateral Bonds will be issued to the Senior Trustee. Each issue of such Collateral Bonds to the Senior Trustee will be in a principal amount equal to the principal amount of the Senior Debt Securities issued contemporaneously with such Collateral Bonds. Prior to the Release Date, the Company shall make payments of the principal of, and premium or interest on, each series of Collateral Bonds to the Senior Trustee, which payments shall be applied by the Senior Trustee to satisfaction of all obligations then due on the related series of Senior Debt Securities. The Collateral Bonds will be exchangeable for a like aggregate principal amount of Collateral Bonds of the same series of other authorized denominations at the office of the Secured Trustees in New York, New York.

SECURITY AND PRIORITY

     The Mortgage Indenture constitutes a first mortgage lien (subject to exceptions and reservations set forth therein, to "permissible encumbrances," and to various matters specified under "Business; Franchises" and "Properties" in MichCon's Form 10-K) upon substantially all of the fixed property and franchises of MichCon, consisting principally of gas distribution and transmission lines and systems, underground storage fields and buildings, including property of the character initially mortgaged which has been or may be acquired by MichCon subsequent to the execution and delivery of the Mortgage Indenture. It prohibits creation of prior liens upon the mortgaged property, other than "permissible encumbrances," but, within specified limitations in certain cases, property may be acquired subject to preexisting liens or purchase money and other liens created at the time or in connection with the acquisition of such property. The property excepted from the lien of the Mortgage Indenture consists principally of cash (unless deposited with the Mortgage Trustee under the Mortgage Indenture), accounts receivable, gas stored in reservoirs except to the extent specially pledged, materials and supplies, securities, vehicles and leases.

     The Mortgage Indenture does not contain any debt covenants or provisions which would afford holders of First Mortgage Bonds protection in the event of a highly leveraged transaction.

     The First Mortgage Bonds will rank equally and ratably (except as to sinking fund and other analogous funds established for the exclusive benefit of a particular series) with all First Mortgage Bonds, regardless of series, from time to time issued and outstanding under the Indenture.

RELEASE OF PROPERTY

     Unless an event of default shall have occurred and be continuing, the Company is entitled to possess, use and enjoy all the property and appurtenances, franchise and rights conveyed by the Mortgage Indenture. Subject to various limitations and requirements, the Company may obtain a release of any part of the mortgaged property, except prior lien bonds, upon receipt by Citibank of cash, as adjusted, equal to the consideration, if any, received or to be received from the sale, surrender or other disposition of the property to be released or the then fair value thereof (whichever shall be greater).

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

     Additional First Mortgage Bonds may be issued under the Mortgage Indenture in principal amounts (unlimited except as provided by law) equal to:

    (1) 70% of the cost or fair value to the Company, whichever is less, of unbonded net property additions made after December 31, 1943 (subject to deductions in certain cases, if such net property additions secure prior lien bonds);

    (2) the sum of the principal amount of First Mortgage Bonds previously issued under the Indenture, and of prior lien bonds theretofore deducted under the Indenture, which have been retired or are then being retired and have not theretofore been bonded; and

    (3) the amount of cash deposited with Citibank for such purpose.

     First Mortgage Bonds may be issued on the basis of net property additions which include substantially all utility property subject to the Mortgage Indenture or deposit of cash only if net earnings available for interest and depreciation (before deduction for income taxes) for any specified 12 consecutive calendar months within the preceding 15 months equal 2 1/2 times annual interest charges on the First Mortgage Bonds and any prior lien bonds. Such earnings requirement need not be met where First Mortgage Bonds are to be issued against First Mortgage Bonds or prior lien bonds which have been or are being retired as described in (2) above if the First Mortgage Bonds to be issued bear interest at a lower rate than the First Mortgage Bonds or prior lien bonds which have been or are to be retired, or if the proceeds from the First Mortgage Bonds to be issued are used to refund First Mortgage Bonds or prior lien bonds which have been retired within two years prior to such issuance unless additional First Mortgage Bonds requiring an earnings certificate have been issued in the period between the retirement of the retired First Mortgage Bonds and the issuance of the First Mortgage Bonds.

     As of March 31, 1998, MichCon had approximately $1.235 billion of unbonded net property additions, which would entitle it to issue approximately $864 million principal amount of additional First Mortgage Bonds on the basis of unbonded net property additions as discussed under (1) in the second preceding paragraph.

WITHDRAWAL OF CERTAIN CASH

     Cash deposited with the Mortgage Trustee as a basis for the issuance of additional First Mortgage Bonds may be withdrawn by MichCon in amounts described in (1) and (2) under "Issuance of Additional Bonds".

DEFEASANCE

     The Company may require the discharge of the Mortgage Indenture or treat a series of First Mortgage Bonds as no longer outstanding thereunder if: (1) the Company deposits with Citibank monies or certain obligations of the United States of America or certain securities which are guaranteed by, or backed by obligations of, the United States of America, in an amount sufficient to pay, when due, the principal, premium if any, and any interest due and to become due; and (2) the Company delivers an opinion of counsel to the effect that registration is not required under the Investment Company Act of 1940, as amended, applicable laws are not violated, and such discharge will not result in a taxable event with respect to the First Mortgage Bonds the payment of which is being provided for. In such event, the obligation of the Company duly and punctually to pay and cause to be paid the principal, premium, if any, and interest in respect of such First Mortgage Bonds shall be completely discharged. Thereafter, the holders of such First Mortgage Bonds shall be entitled to payment only out of funds on deposit with Citibank as aforesaid for their payment.

MODIFICATION OF MORTGAGE INDENTURE

     In general, modifications or alterations of the Mortgage Indenture and of the rights or obligations of the Company and of the holders of First Mortgage Bonds, as well as waivers of compliance with the Mortgage Indenture, may be made with the consent of holders of 60% of the First Mortgage Bonds, or, if less than all series of the First Mortgage Bonds are adversely affected, the consent of the holders of 60% of the First Mortgage Bonds adversely affected. No such modification, alteration or waiver may be made which will (1) permit the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any First Mortgage Bond, or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, or the interest or the premium (if any) on, any First Mortgage Bond, or affect the right of any holder of First Mortgage Bonds to institute suit for the enforcement of any such payment on or after the due date thereof, (2) otherwise than as permitted by the Mortgage Indenture, permit the creation of any lien ranking prior or equal to the lien of the Mortgage Indenture with respect to any of the mortgaged properties or (3) permit the reduction of the percentage of First Mortgage Bonds required for the making of any such modification, alteration or waiver.

CONCERNING THE SECURED TRUSTEES

     Citibank is the Mortgage Trustee under the Mortgage Indenture. Citibank has acted as paying agent on the outstanding First Mortgage Bonds and will act in the same capacity with respect to any additional First Mortgage Bonds issued under the Mortgage Indenture. It is also a depositary of funds of the Company. Robert T. Kirchner, Individual Trustee under the Mortgage Indenture, is an Officer of Citibank. Citibank also serves as trustee for the Senior Debt Securities.

DEFAULT AND NOTICE THEREOF TO HOLDERS OF FIRST MORTGAGE BONDS

     The Mortgage Indenture provides that, in case of an event of default as defined therein, Citibank or the holders of not less than 25% in principal amount of the First Mortgage Bonds may declare the principal and all accrued and unpaid interest of all First Mortgage Bonds, if not already due, to be immediately due and payable. Citibank, upon request of the holders of a majority in principal amount of the outstanding First Mortgage Bonds, shall waive such default and rescind any such declaration if such default is cured. The holders of a majority in principal amount of the First Mortgage Bonds shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Secured Trustees and of exercising any power or trust conferred upon the Secured Trustees, but under certain circumstances, the Secured Trustees may decline to follow such directions or to exercise certain of their powers.

     Holders of First Mortgage Bonds have no right to enforce any remedy under the Mortgage Indenture unless the Secured Trustees have first had a reasonable opportunity to do so following notice of default to Citibank and request by the holders of 25% in principal amount of the First Mortgage Bonds for action by the Secured Trustees with offer of indemnity satisfactory to the Secured Trustees against cost, expenses and liabilities that may be incurred thereby, but this provision does not impair the absolute right of any holder of First Mortgage Bonds to enforce payment of the principal of and interest on his First Mortgage Bond when due.

     The Mortgage Indenture provides that the following shall constitute events of default: failure to pay any installment of interest on any First Mortgage Bond when due and payable, and continuance of such failure for 60 days; failure to pay the principal of any First Mortgage Bond when due and payable, whether at maturity, in connection with any sinking fund payment, or otherwise; failure to pay any installment of interest on any prior lien bonds, and continuance of such failure for the period of grace, if any, specified in the prior lien securing such bonds; failure to pay any installment applied to the purchase or redemption of any First Mortgage Bond, and continuance of such failure for 60 days; failure to pay the principal of any prior lien bond when due and payable, whether at maturity or otherwise; failure on the part of the Company to perform or observe any other covenant, agreement or condition contained in the Mortgage Indenture or in the First Mortgage Bonds or any prior lien bonds, continuance of such failure for 90 days after written notice to the Company by Citibank or by the holders of not less than 25% in principal amount of the First Mortgage Bonds; and insolvency or bankruptcy, receivership or similar proceedings initiated by the Company, or initiated against the Company and not dismissed or stayed within 45 days; and failure to renew or extend its corporate charter upon or prior to the expiration of such under the provision of its Articles of Incorporation or of law.

     The Mortgage Indenture provides that the Secured Trustees shall give to the holders of First Mortgage Bonds notice of the happening of a default known to them within 90 days after the occurrence thereof (disregarding any period of grace in the defaults referred to above) unless such default shall have been cured, but except in case of default in the payment of principal, premium, if any, or interest on the First Mortgage Bonds or in the payment of any sinking fund installment, the Secured Trustees may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of Citibank in good faith determine that the withholding of such notice is in the interest of the holders of First Mortgage Bonds.

                              PLAN OF DISTRIBUTION

     The Company may sell any series of the Senior Debt Securities (i) to or through underwriters; (ii) to or through dealers; (iii) directly to purchasers; or (iv) through agents. A

Prospectus Supplement will set forth the terms of the offering of the Senior Debt Securities; including the name or names of any underwriters, dealers or agents, the purchase price of such Senior Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Debt Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in the Prospectus Supplement or a related pricing supplement, if applicable, will be deemed to be underwriters, dealers or agents in connection with the Senior Debt Securities offered thereby, and if any of the firms expressly referred to below is not named in such Prospectus Supplement or a related pricing supplement, then such firm will not be a party to the underwriting or distribution agreement in respect of such Senior Debt Securities, will not be purchasing any such Senior Debt Securities from the Company and will have no direct or indirect participation in the underwriting or other distribution of such Senior Debt Securities, although it may participate in the distribution of such Senior Debt Securities under circumstances entitling it to a dealer's commission.

     If underwriters are used in the sale, the Senior Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Senior Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Senior Debt Securities will be named in the Prospectus relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Senior Debt Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Senior Debt Securities if any are purchased.

     The Senior Debt Securities may be sold directly by the Company or through agents designated by the Company, from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Senior Debt Securities in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Senior Debt Securities may be sold directly by the Company to investors or others who may be deemed to be underwriters within the meaning of the 1933 Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the Senior Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Senior Debt Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Senior Debt Securities.

                             VALIDITY OF SECURITIES

     The validity of the Senior Debt Securities offered hereby will be passed upon for the Company by Ronald E. Christian, Esq., Vice President, General Counsel and Secretary of MichCon and for any agents or underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to MichCon and its affiliates. Certain legal matters with respect to the Senior Debt Securities will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from MichCon's Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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